EXHIBIT 99.1

Affirmative Insurance Holdings Reports Second Quarter 2010 Financial Results

ADDISON, Texas, Aug. 16, 2010 (GLOBE NEWSWIRE) -- Affirmative Insurance Holdings, Inc. (Nasdaq:AFFM), a leading distributor and producer of non-standard personal automobile insurance policies, today reported consolidated financial results for the three and six months ended June 30, 2010.

Operating Performance

  Total gross premiums written for the three months ended June 30, 2010 decreased $9.3 million to $73.0 million, or 11.4%, compared with the second quarter of 2009. For the first six months of 2010, gross premiums written decreased $4.4 million, or 2.3%, compared with 2009. These decreases were primarily due to a challenging macroeconomic environment and continued soft market conditions.
  Total revenues for the three months ended June 30, 2010 increased to $120.1 million, a 2.6% increase over the $117.0 million in the same period of the prior year. Total revenues for the six months ended June 30, 2010 increased $5.8 million, or 2.5%, to $239.7 million from $233.9 million in 2009.
  Net premiums earned increased by $2.2 million, or 2.3%, to $96.4 million for the three months ended June 30, 2010.  For the first six months of 2010, net premiums earned increased $1.7 million, or 0.9%. These increases were primarily due to continued expansion of the independent agent distribution channel, which were partially offset by the macroeconomic environment and soft market conditions.
  Net investment income decreased by $1.3 million, or 53.8%, to $1.1 million for the three months ended June 30, 2010, compared with the same period in 2009. For the first six months of 2010, net investment income decreased by $2.3 million, or 47.3%. These decreases were primarily due to a decline in market interest rates and average invested balances. In addition, there was a decline in investment income for our investment in real estate due to improvements we are making to the property for a new long-term lease, which is expected to commence in the third quarter of 2010.
  Losses and loss adjustment expenses for the three months ended June 30, 2010 decreased $1.0 million, or 1.2%, to 83.9% of net earned premium, compared with a loss ratio of 86.9% in the second quarter of 2009. For the first six months of 2010, loss and loss adjustment expenses increased $0.3 million, or 0.2%, to 80.3% of net earned premium, compared with a loss ratio of 80.9% in 2009. The loss ratio in 2010 was negatively impacted by $9.0 million of adverse loss development recorded in the second quarter of 2010, which was primarily related to the Company's 2009 Texas and Michigan businesses. In the second quarter of 2009, $11.0 million of adverse development was recorded.
  Selling, general and administrative expenses increased $3.0 million, or 7.7%, to $42.5 million, compared with $39.5 million in the second quarter of 2009. For the first six months of 2009, selling, general and administrative expenses increased $5.5 million, or 6.8%. These increases were primarily related to increases in amortization of policy acquisition costs due to higher independent agent sales volumes and a reallocation of expenses from loss adjustment expense to more accurately reflect claims handling costs. If the new allocation methodology was in place in 2009, selling, general and administrative expenses would have been higher by $1.8 million in the second quarter of 2009 and $3.5 million for the first six months of 2009. Excluding these items, selling, general and administrative expenses decreased by $1.1 million in the second quarter of 2010 and $2.5 million for the first six months of 2010.
  Interest expense was $5.9 million in the second quarter of 2010, compared with $6.6 million in the same period of the prior year. For the first six months of 2010, interest expense increased by $1.3 million, or 12.3%. The decrease in the second quarter was due to a decrease in the average debt outstanding. The increase for the six months was due to the debt being modified at the end of the first quarter of 2009 resulting in higher interest rates. Interest expense included for the second quarter and first six months of 2010 non-cash debt discount amortization resulting from the modification of the debt in 2009 of $1.7 and $3.4 million, respectively. In 2009, the second quarter and first six months amortization was $2.1 million
  Loss from continuing operations for the three months ended June 30, 2010 was $12.1 million, compared with a loss of $8.0 million in 2009.  For the first six months of 2010, the loss from continuing operations was $15.6 million, compared with income of $3.1 million in 2009.
  The net loss for the quarter was $12.1 million, compared with a net loss of $9.0 million in the second quarter of 2009. The net loss for the first six months of 2010 was $15.6 million, compared with net income of $1.8 million in 2009.

Additional Information

  Total debt outstanding as of June 30, 2010 of $174.5 million decreased 7.4% compared to $188.4 million as of December 31, 2009.
  In May 2010, the Company entered into a capital lease obligation related to certain computer systems used in insurance policy administration and claims systems. The Company received $28.2 million in cash proceeds from the financing, which was used to purchase FDIC-insured certificates of deposit that are pledged against the Company's lease obligation.

About Affirmative

Affirmative Insurance Holdings, Inc. is a distributor and producer of non-standard personal automobile insurance policies and related products and services for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

The Affirmative Insurance Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3443

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as "likely," "typically," "may," "intends," "expects," "believes," "anticipates," "estimates," "projects," "targets," "forecasts," "seeks," "potential," , or "attempts" or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.

Do not unduly rely on forward-looking statements. They give the Company's expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company's business, earnings and/or financial condition.

AFFIRMATIVE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)
Revenues
Net premiums earned	$96,415	$94,221	$189,137	$187,445
Commission income and fees	22,265	19,879	45,860	40,451
Net investment income	1,116	2,416	2,575	4,885
Net realized gains	3,525	2,592	7,180	589
Other income (loss)	(3,220)	(2,061)	(5,033)	537
Total revenues	120,101	117,047	239,719	233,907

Expenses
Losses and loss adjustment expenses	80,887	81,890	151,912	151,568
Selling, general and administrative expenses	42,547	39,516	85,086	79,636
Depreciation and amortization	2,383	2,397	4,815	4,790
Total expenses	125,817	123,803	241,813	235,994

Operating income (loss)	(5,716)	(6,756)	(2,094)	(2,087)

Gain on extinguishment of debt	--	--	--	19,434
Loss on interest rate swaps	89	516	610	4,946
Interest expense	5,916	6,576	12,036	10,718

Income (loss) from continuing operations before income tax expense	(11,721)	(13,848)	(14,740)	1,683
Income tax expense (benefit)	390	(5,821)	835	(1,462)
Income (loss) from continuing operations	(12,111)	(8,027)	(15,575)	3,145

Discontinued operations
Loss from operations (including loss on disposal of $961)	--	(1,322)	--	(1,789)
Income tax benefit	--	(344)	--	(462)
Loss from discontinued operations	--	(978)	--	(1,327)
Net income (loss)	$(12,111)	$(9,005)	$(15,575)	$1,818

Basic income (loss) per common share:
Continuing operations	$(0.79)	$(0.52)	$(1.01)	$0.21
Discontinued operations	--	(0.06)	--	(0.09)
Net income (loss)	$(0.79)	$(0.58)	$(1.01)	$0.12

Diluted income (loss) per common share:
Continuing operations	$(0.79)	$(0.52)	$(1.01)	$0.21
Discontinued operations	--	(0.06)	--	(0.09)
Net income (loss)	$(0.79)	$(0.58)	$(1.01)	$0.12

Weighted average common shares outstanding:
Basic	15,415	15,415	15,415	15,415
Diluted	15,415	15,415	15,415	15,415
CONTACT:  Affirmative Insurance Holdings, Inc.
          Michael J. McClure, Chief Financial Officer
          (630) 560-7205